SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2009

PLASTINUM POLYMER TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52128	20-4255141
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067

(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code: (310) 651-9972

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 16, 2009, pursuant to a Participation and Shareholders’ Agreement (the “Participation Agreement”) among (i) Plastinum Polymer Technologies Corp. B.V., an indirect previously wholly-owned Dutch subsidiary of the Registrant (the “BV”), (ii) PPT Holding B.V., a direct, wholly-owned Dutch subsidiary of the Registrant and the owner of the Registrant’s interest in the BV, (iii) Jacques Mot, the Registrant’s Chief Executive Officer and (iv) N.V. NOM,  Investerings- en ontwikkelingsmaatschappij voor Noord-Nederland, a Dutch public limited company (“NOM”) with the State of the Netherlands (Ministry of Economic Affairs) and the provinces of Groningen, Friesland and Drenthe as its shareholders, NOM invested € 1,500,000 in the BV and in return received preferential shares in the BV giving NOM a 49% share in the profits of the BV.

Pursuant to the terms of the Participation Agreement, (i) the preferential shares received by NOM are entitled to cumulative annual 10% dividends, (ii) the preferential shares received by NOM may be repurchased from NOM by the BV at any time for 150% of the purchase price originally paid for the preferential shares by NOM and (iii) if not repurchased by the BV by January 1, 2013, the preferential shares received by NOM may be converted by NOM into 49% of the ordinary shares of the BV.

The Participation Agreement also provides for, among other things, (i) anti-dilution protection for NOM, (ii) restrictions on transfer of shares in the BV, (iii) provisions regarding the operation of the board of directors of the BV, (iv) restrictions on dividend payments by the BV and (v) certain non-competition provisions governing the BV and Jacques Mot.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLASTINUM POLYMER TECHNOLOGIES CORP.

Dated: February 23, 2009	By:	/s/ Jacques Mot
Jacques Mot
President and CEO